Exhibit 6.1

WEWORK MEMBERSHIP AGREEMENT

This WeWork membership agreement (the “Agreement”), dated as of the date the Agreement is fully executed below (“Effective Date”), is entered into by and between Member Company and WeWork.

This Agreement, including the following documents: the Membership Details Form attached hereto as Schedule 1 (the “Membership Details Form”), the General Terms and Conditions attached hereto as Schedule 2 (the “General Terms and Conditions”), the Local Terms and Conditions attached hereto as Schedule 3 (the “Local Terms and Conditions” and, together with the General Terms and Conditions, the “Terms and Conditions”), and any annexes attached hereto, will be effective as of the Effective Date. To the extent there is any conflict between the General Terms and Conditions, the Local Term and Conditions, and the Membership Details Form, the order of governance shall be (i) the Membership Details Form, (ii) the Local Terms and Conditions, then (iii) the General Terms and Conditions.

Capitalized terms used but not defined in this Agreement have the respective meanings assigned to them in the General Terms and Conditions.

By signing this Agreement, each party represents to the other party that the signatory hereto has the proper authority to execute this Agreement on behalf of Member Company or WeWork, as applicable, and incur the obligations described in this Agreement on behalf of Member Company or WeWork, as applicable. Unless otherwise indicated herein, this Agreement is made and executed in two (2) originals, one for each party.

SIGNATURES:

MEMBER COMPANY SIGNATURE

Member Company Name: Trend Discovery Capital Management LLC

Name of Authorized Signatory:

Date:

WEWORK SIGNATURE

WeWork Building Entity: 500 7th Avenue Tenant LLC

Name: Luke Robinson

Date: 10/09/2024

SCHEDULE 1

MEMBERSHIP DETAILS FORM

Member Company
Member Company Name:	Trend Discovery Capital Management LLC
Member Company Legal Entity Name (if different from above)	N/A
Industry:
Company Registration Number:
Member Company Tax ID Number(s):
Broker used in connection with the Agreement (if applicable):
WeWork
WeWork Entity (Legal Name):	500 7th Avenue Tenant LLC
Registered Address:
Registration Number (if applicable):
WeWork Entity Tax ID Number:	822172846
Membership Details
Address of Main Premises:	205 W 37th St, New York, NY 10018, United States
Office Number(s) and Capacity: (each individual office must be listed)	08B117: 1
Contract Term Details
Start Date:	10/01/2024
Commitment Term (Start Date and end date):	1 Month 10/01/2024 To 10/31/2024
Notice Period:	1 Month

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Pricing / Financial Terms
Membership Fee:	See attached “Fee Schedule” for detailed breakdown.
Annual Membership Fee Increase:	Three and a half percent (3.5%)
Service Retainer:	$ 1875.00 To be paid the date hereof. Member Company shall not be permitted to use the Services, including the Office Space, until the Service Retainer has been fully paid.
Set-Up Fee:	$ 100.00 , plus applicable tax To be invoiced and paid pursuant to the terms herein.
Billing
Payment Method:	Credit Card
Payment Term	Due upon receipt of invoice by Member Company from WeWork.
Time before Late Fee Applies:	10 days from receipt of invoice by Member Company from WeWork.
Late Fee:	10.00 % of Invoice Total Applied in accordance with the terms of Section 4 of the General Terms and Conditions.
Credits
Conference Room Credits (per month):	2
Print and Copy Credits (per month):	Color N/A Black & White N/A
Schedules and Exhibits
Schedules/Exhibits:	Schedule 1: Membership Details Form Schedule 2: General Terms and Conditions Schedule 3: Local Terms and Conditions
Additional Items and Notes
Pet Permitted Building:

Please confirm with your local building team whether your Main Premises permits pets.

If any Member hereunder brings a pet into the Premises, Member Company will be responsible for any injury or damage caused by this pet to other members or guests or other occupants of the Premises or to the property of (i) WeWork or any employees, members or guests or (ii) the owner(s) or other occupants of the Premises. None of the WeWork Parties (as defined below) will be responsible for any injury to such pets. WeWork reserves the right to restrict any Member’s right to bring a pet into the Premises in WeWork’s sole discretion.

Additional Notes (if applicable):	N/A

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Fee Schedule

Membership Services
				Monthly Membership Fees			One-Time Fees
Service	Start Date:	End Date:	Qty:	Monthly Market Rate (per unit)*	Monthly Discount (per unit)	Total Discounted Monthly Fee Due*	Set-Up Fee*	Service Retainer
Office 08B117	10/01/2024	10/31/2024	1	$750.00	$0.00	$750.00	$100.00	$1,875.00
Included Keycards	10/01/2024	10/31/2024	1	$0.00	$0.00	$0.00	$0.00	$0.00

Additional Services
			Service Fees			One-Time Fees
Service	Occurrence/ Frequency	Qty	Market Rate (per unit)*	Discount (per unit)	Total Discounted Fee Due*	Set-Up/ Installation Fee*
Included Conference Room Credits	Monthly	2	$0.00	$0.00	$0.00	$0.00

*	tax excluded

Notes to the Fee Schedule:

●	The “Membership Fee” shall mean the total discounted monthly fee due (or the monthly Market Rate, if no discount is applied) for the applicable “Membership Services”, as set forth above. The Membership Fee shall not include the Add-Ons Fee.

●	The “Add-Ons Fee” shall mean the total discounted fee due (or the monthly Market Rate, if no discount is applied) for the applicable “Additional Services”, as set forth above. The Add-Ons Fee shall not include the Membership Fee.

●	The Membership Fee, Add-On Fees, plus any discounts listed above, are displayed exclusive of taxes. Applicable taxes, including but not limited to sales, use, value added and withholding taxes, will be added to the Membership Fee and Add-On Fees the applicable rate. Except where specified in local legislation, taxes will be calculated on the discounted Membership Fee and Additional Service fees at the applicable rate.

●	Discount(s) shall apply during the timeframes set out in the above Membership Fee Schedule and shall not apply during any Rollover Renewal Term.

●	The Service Retainers, Set-Up Fees, and any installation fees set forth above are one-time fees with respect to the applicable service(s), unless specifically indicated otherwise.

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Member Contact Details
Primary Member
Primary Member Name:	Stefan Zylik
Phone Number:	+13472608052
Email:	rhorgan@trenddiscovery.com
Address:	145 King Street #410 Charleston, SC United States
Wework Contact Details
Main WeWork Contact
WeWork Employee Name:	N/A
Email:	N/A

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SCHEDULE 2

GENERAL TERMS AND CONDITIONS

1.	DEFINED TERMS

“Account Central” means WeWork’s account management technology platform (accessed by our web-based application available at accounts.wework.com or through any successor web-based or mobile application) that enables Member Company to manage its WeWork accounts(s), which may include the ability to: (a) view each membership Member Company has accepted and agreed to utilize through a membership agreement (including associated plan details and access to applicable agreements), (b) update Member Lists (i.e. add and remove Members), (c) assign membership types, roles, keycard and access level details to Members, (d) view certain Membership Activity and Usage Data (defined below) and prepare and review activity reports using the Membership Activity Usage Data, (e) upgrade credit allowances, (f) manage and update Member Company’s payment details, (g) review and manage payment statements and (h) other administrative functions.

“Add-Ons Fee” means the total discounted fee due (or the monthly Market Rate, if no discount is applied) for the “Add Ons” or “Additional Services”, as set forth in the Membership Details Form or in the “Additional Services” Fee Schedule, as applicable. The Add-Ons Fee shall not include the Membership Fee.

“Agreement” means this Membership Agreement, including all applicable schedules and exhibits hereto.

“Associated Person” means a person who performs services for or on behalf of the Member Company, or acts on behalf of the Member Company, in the context of this Agreement with WeWork; this may include, for example, employee, director, officer, contractors, agents or consultants.

“Authorized Signatory” means an individual authorized to legally bind and act on behalf of the Member Company.

“Capacity” means the maximum number of people permitted in the Office Space at any given time, as set forth in the Membership Details Form.

“Commitment Term” means the period of time from and including the Start Date to the end date specifically set forth above, or, if no end date is indicated, to the last calendar day of the month after the commitment term period set forth on the Membership Details Form under “Commitment Term”, or as agreed upon pursuant to an amendment to this Agreement or exercise of an extension or renewal option.

“Effective Date” means the date the Agreement is fully executed.

“Landlord” means WeWork’s landlord(s) at the Main Premises.

“Lease” means WeWork’s lease with the Landlord or other agreement which provides WeWork with the right to occupy and/or operate and provide the Services at the Main Premises.

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“Main Premises” means the Premises in which the Office Space is located, as set forth in the Membership Details Form.

“Market Rate” shall mean WeWork’s undiscounted monthly fee for the applicable service, as set forth in the Fee Schedule or the Membership Details Form, as applicable.

“Member” means an employee of Member Company or Member Company’s affiliates, or other person that that Member Company (i) authorizes to use the Services (defined below) in connection with the Member Company’s WeWork account, (ii) adds to the Member List (defined below), and (iii) who will be entitled to an individual access keycard (each Member granted a “Membership”).

“Member Company” means the legal entity or person entering into this Agreement as listed in the Membership Details Form.

“Membership Activity and Usage Data” means certain data regarding membership activity and usage of Member Company’s account by associated Members, including without limitation, access and security data (such as date and time of arrival or scan at access point associated with a Member’s keycard and/or mobile key), reservation and booking data, printer usage data, credit usage data, statistical data and other information relating to membership activity and use of our workspaces and membership products and services by associated Members, which such Membership Activity and Usage Data may include certain Personal Data (“Personal Usage Data”).

“Membership Fee” means the total discounted monthly fee due (or the monthly Market Rate, if no discount is applied), for the applicable Office Space(s) and/or “Membership Services”, as set forth in the Membership Details Form or in the “Membership Services” fee schedule, as applicable. The Membership Fee shall not include the Add-Ons Fee.

“Notice Period” means the applicable notice period required for certain actions under this Agreement, as set forth in the Membership Details Form.

“Office Space” means the office number(s) and/or workspace location(s) specified in the Membership Details Form.

“Personal Data” means any information that relates to an identified or identifiable person that constitutes “personal data,” “personal information” or a similarly defined term under applicable data protection law.

“Premises” means a building or portion of a building in which WeWork offers services, including offices, workstations, and/or other workspaces to WeWork members.

“Primary Member” means the person(s) indicated on the Membership Details Form who will serve as account administrator for the Member Company and generally serve as WeWork’s primary contact for day-to-day matters including matters involving Members, the physical Office Space or the Premises, as detailed herein.

“Regular Business Days” are all weekdays, except local bank/government holidays.

“Regular Business Hours” are generally from 9:00 a.m. to 6:00 p.m. on Regular Business Days.

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“Restricted Party” means a person that is: (i) listed on, or owned or controlled by a person listed on any Sanctions List or a person acting on behalf of such a person; (ii) located in, incorporated under the laws of a country or territory that is the subject of country- or territory-wide Sanctions as modified from time to time, or a person who is owned or controlled by, or acting on behalf of such a person; or (iii) otherwise a target of Sanctions.

“Sanctions” means any applicable laws or regulations related to export controls, trade and investment restrictions, economic or financial sanctions or embargoes.

“Sanctions List” means the Specially Designated Nationals and Blocked Persons List and the Sectoral Sanctions Identification List maintained by the US, the Consolidated List of Financial Sanctions Targets maintained by the UK, the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions maintained by the European Union or any similar list maintained by, or public announcement of a Sanctions designation made by, the United Nations or a relevant competent authority, each as amended, supplemented or substituted from time to time.

“Set-Up Fee” means the fee Member Company will be charged for each individual Membership included in the Capacity of the Office Space, as set forth in the Membership Details Form. Member Company is obligated to pay the Set-Up Fee for each individual office, including such Set-up Fees as may be due upon transfer, including upgrade (i.e. transferring to an Office Space with a higher Capacity), of Office Space.

“Start Date” means the date upon which WeWork commences providing the Services and on which the Membership Fee starts accruing.

“Term” means the term commencing on the Start Date and ending on the later of (i) the last day of the Commitment Term or (ii) any Rollover Renewal Term(s) (defined below), if applicable.

“WeWork” means the WeWork entity that is a party to this contract as set forth in the Membership Details Form.

“WeWork Member Platform” means WeWork’s membership technology platform (accessed by our web-based application available at members.wework.com and/or the WeWork mobile application, or through any successor web-based or mobile application) that enables each individual Member to manage its Membership, which may include the ability to: (a) book workspaces (e.g., rooms, desks, offices (b) view bookings, (c) manage guests, (d) access the print hub, (e) view events, (f) access the WeWork services store, (g) request support, (h) update profile information, (i) view building and community details, (j) view building updates, (k) view member guides and policies and (l) change settings, including notification preferences.

2.	SERVICES

a.	Services. Subject to the terms and conditions of this Agreement and any other policies WeWork makes available to Member Company during the Term, WeWork will provide Member Company with the services described below (the “Services”):

i.	Access to and use of the Main Premises and, subject to availability and prior reservation, other Premises.

ii.	Access to and use of the Office Space.

iii.	Regular maintenance of the Office Space, including cleaning.

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iv.	Furnishings for the Office Space of the quality and in the quantity typically provided to other member companies with similar office space, workstations, and/or other workspace, as applicable.

v.	Electricity for reasonable office use in the Office Space.

vi.	Heat (may vary by building) and air-conditioning (“HVAC”) in the Office Space during Regular Business Hours.

vii.	Acceptance of mail and small package deliveries in connection with regular office use on behalf of the Member Company at the Main Premises during Regular Business Hours.

viii.	Access to and use of the WeWork Member Platform, subject to the terms of use applicable to all users available at https://www.wework.com/legal/terms-of-use (the “WeWork Member Platform Terms of Use”), as may be updated by WeWork from time to time.

ix.	Access to and use of the shared Internet connection, subject to the terms and conditions applicable to all users available at https://www.wework.com/legal/wireless-network- terms-of-service (the “WeWork Data Connection & Internet Access ToS”), as may be updated by WeWork from time to time.

x.	Access to and use of the printers, copiers and/or scanners available to all WeWork members and member companies in the Premises, in each case subject to availability and payment of any fees applicable thereto.

xi.	Access to and use of the conference rooms at the Premises during Regular Business Hours, in each case subject to availability, prior reservation, and payment of any fees applicable thereto.

xii.	Use of common areas, kitchens and beverages made available to all WeWork members and member companies.

xiii.	Opportunity to participate in members-only benefits and promotions.

The Parties agree that the Services and Add-On(s) may be provided by WeWork, affiliates or third parties. Other services may be provided at an additional fee, subject to availability and additional terms.

Member Company acknowledges and agrees that its right to access and use of the Office Space is not exclusive to Member Company or its Members. WeWork is entitled to access the Office Space, with or without notice, in connection with our provision of the Services, or for any other purposes, including for safety or emergency purposes. WeWork agrees that it will not grant other members access to the Office Space.

b.	Additional Goods or Services: Subject to availability, Member Company may purchase additional goods or services as mutually agreed upon by the parties and/or available through Account Central (the “Add-Ons”). Member Company agrees that the provision of each Add-On shall (i) be subject to any applicable additional monthly fees and, if applicable, set-up/installation fees (the Add-Ons Fee, as defined herein), (ii) be governed, in addition to the terms and conditions herein, by the then-applicable terms and conditions for Add-Ons available online at https://www.wework.com/legal/add-ons-terms- and-conditions. (the “Add-Ons Terms”, which may be updated by WeWork from time to time), and, (iii) if applicable, an increase in the Service Retainer in an amount indicated at the time of purchase, to be provided by Member Company to WeWork within seven (7) days of completing the purchase of the applicable Add-On.

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c.	WeWork Coworking Partner Locations. Subject to the terms of this Agreement, WeWork may provide you and your Members with the ability to book non-WeWork locations operated by third party operators (“Coworking Partner Locations”, operated by “Coworking Partners”). By booking at any such Coworking Partner Locations, you and your Members will be subject to: (i) the WeWork Coworking Partner Location Terms available online at www.wework.com/legal/coworking-partner- location-terms; and (ii) the terms, rules, and policies applicable to such Coworking Partner Location (as may be listed on the applicable Coworking Partner’s website or otherwise provided to you). You acknowledge that WeWork does not own or operate any Coworking Partner Locations, nor does it sell, resell, license, provide, rent, sublet, manage or control any Coworking Partner Locations. To the extent permitted by law, WeWork is not liable for any loss, damage or liability arising from or related to Member Company’s and its Members’ use of Coworking Partner Locations, and Member Company shall indemnify WeWork from and against any and all third-party claims, liabilities, and expenses, including reasonable attorneys’ fees resulting from Member Company’s and Members’ use of any Coworking Partner Locations.

d.	Member Company Third-Party Service Providers. Unless expressly permitted by WeWork, Member Company may not use any third-party service providers, including to perform services or work, in the Premises. WeWork is not liable for the provision of products or services by third parties that Member Company may elect to purchase or use in connection with this Agreement pursuant to a separate agreement between Member Company and the applicable third party, even if such services or fees applicable thereto appear on a WeWork invoice.

3.	MEMBER COMPANY OBLIGATIONS AND COVENANTS; MEMBERSHIP AND ACCOUNT ADMINISTRATION

a.	Authorized Signatory and Primary Member. Member Company acknowledges and agrees that:

i.	The Authorized Signatory set forth in the Membership Details Form has the authority to act on behalf of the Member Company, which includes the authority to sign, make changes to or terminate this Agreement in accordance with the terms hereof.

ii.	Member Company hereby designates and appoints the Primary Member set forth in the Membership Details Form to represent the Member Company and serve as the account administrator for the Member Company’s account and as WeWork’s primary contact for day- to-day matters, including matters that involve Members, the physical Office Space or the Premises. The Primary Member shall hereby have the same authority as the Authorized Signatory. If no Primary Member is designated by Member Company on the Membership Details Form, the Authorized Signatory will serve as the Primary Member. The Authorized Signatory or any other party authorized by Member Company may change the designated Primary Member at any time.

iii.	The Authorized Signatory, the Primary Member and any other Member so authorized in Members Company’s WeWork account, including Admins (as defined below), can purchase and manage Add-Ons on its behalf, including through Account Central or any successor thereof, and shall be deemed to have the authority to accept the binding terms and payment obligations related to the provision of such Add-Ons; and

iv.	WeWork will be entitled to rely on (i) communications to or from the Authorized Signatory, Primary Member, or any other person authorized to act on behalf of the Member Company as notice to or from the Member Company, and (ii) any amendments or other legal documents which contain a representation that the applicable Member Company signatory has the appropriate authority to bind the Member Company.

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b.	Account Central.

i.	Subject to the terms of use available at https://www.wework.com/legal/account-central-terms- of-use (the “Account Central Terms of Use”), as may be updated by WeWork from time to time, the Primary Member (or Admin, as described below) will be granted access to Account Central to self-serve and manage Member Company’s WeWork account(s). In order to access and use Account Central, the Primary Member and Admin must login using its Account (as described below).

ii.	The Primary Member will have access to all administrative functions and responsibilities in Account Central. The Primary Member may appoint additional Members to access Account Central and perform administrative roles at its discretion (each additional Member an “Admin”).

iii.	Member Company agrees to (a) maintain all Account Central login credentials in confidence, (b) only permit the Primary Member and Admins to access Account Central, and (c) update as necessary all information of the Primary Member and Admins to ensure that it is current, accurate, and complete. Member Company shall be responsible for all activity that occurs under its Account Central login credentials.

iv.	Member Company acknowledges and agrees that any Membership Activity and Usage Data obtained in connection with this Agreement shall be used solely for the following purposes: (a) to perform administrative purpose related to use of the Member Company’s WeWork account (including to manage access controls and for activity review purposes) or in connection with the use of the Services; (b) to manage Member Company’s relationship with WeWork; (c) to fulfill legal, regulatory and compliance requirements applicable to the Member Company and (d) to perform any additional purposes permitted by applicable laws. Member Company will only share and provide access to Membership Activity and Usage Data to Member Company personnel who have a legitimate business need to access and use such Membership Activity and Usage Data. Member Company is responsible for processing any Personal Usage Data in compliance with this Agreement and applicable data protection law (which may include establishing a legal basis). WeWork makes no representation as to the completeness, reliability or usefulness of the Membership Activity and Usage Data and disclaims responsibility for any deficiencies, inaccuracies, errors, and/or omissions contained in the Membership Activity and Usage Data, which is provided for informational purpose only and for the Member Company’s convenience and at the Member Company’s sole risk.

v.	WeWork reserves the right, at its sole discretion, to change, modify, add, remove and update features and functionality of Account Central at any time.

c.	Members Generally. Member Company undertakes to ensure that its Members are aware of and comply with the terms of this Agreement. Member Company is responsible for the actions of and damage caused by all Member Parties (defined below) and their pets or any persons they permit to enter any of the Premises. All Members must be at least 18 years old to use the Services. Member Company is responsible for maintaining an accurate and up-to-date list of Members, including within Account Central (the “Member List”). Only those persons included on the Member List will be deemed to be Members and entitled to receive the Services described in this Agreement.

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d.	Membership Accounts; Access to the WeWork Member Platform and Premises. In order to access and use certain Services, including the WeWork Member Platform, each Member must register for and maintain an active WeWork account (“Account”). Members cannot register for or maintain an Account or use the Services if they have previously been banned from accessing or using WeWork’s services. Account registration may require Members to submit to WeWork certain Personal Data (“Account Information”). Members are responsible for providing accurate Account Information. Members may be denied access to, or use of, the Services if they refuse to provide (or we are unable to verify) proof of such Member’s identity. Each Member is responsible for maintaining the confidentiality of the information it holds for its Account, including username and password, and for any and all activity that occurs under its Membership. Members may only have one active Account at a time, and WeWork reserves the right to delete or deactivate duplicate Accounts. A keycard or digital key (to the extent available) is required to access the Premises. Members must verify their identity to activate the WeWork keycard or digital key associated with their Account. Each WeWork Membership and Member keycard/digital key are non-transferable and are intended for the use of the person to which they are allocated, only.

e.	Capacity. The Membership Fee set forth on the Membership Details Form covers the Services for the number of Members indicated in the Membership Details Form, only. Member Company shall be responsible for ensuring the Capacity is not exceeded in the Office Space at any time. WeWork reserves the right in its discretion to limit the number of Memberships permitted under this Agreement to a number equal to the Capacity set forth in the Membership Details Form at any time. WeWork shall have the right to limit the number of Members and/or Member Company guests or invitees to the Capacity at the Main Premises on a given day.

f.	House Rules. Member Company and its Members shall be subject to the WeWork House Rules, available online at https://www.wework.com/legal/Membership_House_Rules, as well as any additional rules, policies and/or procedures that are specific to any Premises used by Member Company or its Members and may be updated by WeWork from time to time (together, the “Applicable Rules”). Member Company shall be responsible for ensuring its Members comply with all Applicable Rules that are applicable to a Premises and agrees that in the event of any penalty or fine resulting from the breach of any Applicable Rules, Member Company will be responsible for paying such penalty or fine.

g.	Prohibited uses of Premises and Office Space. Neither Member Company nor its Members shall be permitted to use the Office Space or any Premises: (i) in a retail, medical, or other capacity involving frequent visits by members of the public, as a residential or living space, or for any other non-office use, (ii) to sell, manufacture or distribute any controlled substance, including alcoholic beverages, from the Office Space, or obtain a license for such sale, manufacture, importation, or distribution using the Office Space or the address of the Main Premises, (iii) to conduct or pursue any illegal or offensive activities, or (iv) store significant amounts of currency or other valuable goods or commodities that are not commonly kept in commercial offices and WeWork shall not be responsible for any loss thereof. Member Company may not use the Office Space or any part of the Premises to host an event unless it provides WeWork with advance notice and fills out all required paperwork prior to the day of the event. Member Company shall not be permitted to film within any Premises, including within the Office Space, without completing all required paperwork and receiving express written consent from WeWork.

h.	Registered Address. Member Company may not use the Main Premises address as its registered business address without WeWork’s prior written consent, and, where required, a separate agreement between the parties. Where Member Company has received such consent, Member Company agrees that it shall complete the deregistration of such address with the relevant local authorities within 30 days of the termination or expiration of this Agreement, or such other timeframe agreed to between the parties. Further details, including additional instructions and/or fees related to failure to deregister, vary by jurisdiction and shall be set forth in the applicable Local Terms and Conditions.

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i.	Damage to Premises; No Alterations/Installations. Member Company will be responsible for any damage to the Premises or Office Space caused by the Member Parties (defined below) or third parties or pets which the Member Parties permit to enter the Premises, other than normal wear and tear. Member Company may not make any structural or nonstructural alterations or installations (including, but not limited to, wall attachments, furniture, IT equipment, cameras, glass paneling, stickers, labels, and/or frosting) in the Office Space or elsewhere in the Main Premises without prior approval by WeWork, and if approved, only a member of WeWork’s facilities staff is entitled to perform an alteration, installation, removal or restoration. Member Company shall not install any locks, surveillance, or other security devices to access the Office Space or anywhere within the Main Premises, unless authorized by WeWork in advance. In the event that any alterations or installations are made, except as otherwise expressly set forth in an amendment hereto, Member Company shall be responsible for the full cost and expense of the alteration or installation and, prior to the termination of this Agreement, the removal of such items and the restoration necessitated by any such alterations, and WeWork may deduct any such costs not otherwise paid from the Service Retainer.

j.	Brokers. Member Company hereby represents and warrants that, except for the broker expressly listed in the Membership Details Form, Member Company has not used a broker or realtor in connection with this Agreement. WeWork will compensate a Member Company broker for an executed membership agreement with a member company, subject to our WeWork Broker Partnership Program term of service (available at https://s3.amazonaws.com/wework-referral-web/en-US/ broker-terms.pdf). If Member Company seeks to terminate this Agreement other than as expressly permitted pursuant to this Agreement or ceases to pay its monthly Membership Fee (each, an “Early Exit”), within fifteen (15) days of doing so, Member Company shall reimburse WeWork for any fees corresponding to the period following such Early Exit previously paid by WeWork to a broker or realtor in connection with this Agreement. Member Company hereby indemnifies and holds WeWork harmless against any claims arising from the breach of any warranty or representation of this paragraph.

4.	MEMBERSHIP FEES; PAYMENTS

a.	Payments Due Upon Signing. Upon submitting a signed and completed Agreement, Member Company will be obligated to deliver to WeWork (i) the Service Retainer, (ii) the Set-Up Fee, and (iii) any other fees or charges in the amount(s) set forth on the Membership Details Form or the relevant annexes attached hereto, as applicable.

b.	Membership Fee; Taxes. Member Company is obligated to pay all Membership Fees owed through the end of the Term (“Membership Fee Obligations”). During the Term, the Membership Fee will be due monthly upon receipt of invoice from WeWork, as set forth in the Membership Details Form. After the Commitment Term and during any Rollover Renewal Term(s) (defined below), any discounts provided during the Commitment Term shall not apply.

Member Company is solely responsible for and agrees to pay promptly: (i) all sales, use, excise, value added, and any other taxes which Member Company is required to pay to any governmental authority (and, at WeWork’s request, will provide to WeWork evidence of such payment) and (ii) all sales, use, excise, value added, and any other taxes attributable to this Agreement as shown on Member Company’s invoice. Member Company shall be responsible for seeking its own independent advice with respect to the tax treatment of this Agreement or any payments due thereunder.

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c.	Late Fees. Any invoices not timely paid in accordance with the terms of this Agreement shall be subject to a late fee as set out on the Membership Details Form applied to the outstanding amounts on the monthly invoice. If no fee amount is stated in the Membership Details Form, the late fee shall equal to the lesser of 10% of the late invoice or the maximum rate / fee permitted by law in the jurisdiction where your Office Space is located.

d.	Annual Fee Increase. Except as otherwise set forth in this Agreement, on each anniversary of the Start Date during the Term, the Membership Fee will be subject to an automatic increase over the then- current Market Rate as shown in the Membership Fee Schedule or Membership Details Form, as applicable. During any Rollover Renewal Term (defined below), WeWork reserves the right to further increase the applicable Membership Fee in its sole discretion, provided that WeWork shall give advance notice to Member Company equal to the Notice Period (as set forth in the Membership Details Form) plus thirty (30) days.

e.	Invoices; Billing Contact. WeWork will make available invoices and other billing-related documents, information, and notices to the Primary Member and/or, the Billing Contact (if indicated on the Membership Details Form), including through Member Company’s WeWork account. Any fees owed by Member Company other than the Membership Fees will be charged in arrears on a monthly basis. Change of the Billing Contact will require notice from the Authorized Signatory in accordance with this Agreement.

f.	Service Retainer. The Service Retainer will be held as a retainer for performance of all Member Company’s obligations under this Agreement, including the Membership Fee Obligations and any fees related to Add-Ons, and is not intended to be a reserve from which fees may be paid. In the event Member Company owes WeWork other fees, Member Company may not rely on deducting them from the Service Retainer but must pay them separately. WeWork shall be entitled to offset amounts owed under this Agreement with the amounts held as the Service Retainer following notice that such amounts are owed and outstanding, and if WeWork elects to do so, Member Company shall pay any amounts required to reinstate the Service Retainer balance to the amount set forth in the Membership Details Form within seven (7) days of receiving notice. Upon termination of the Agreement, WeWork will return the Service Retainer, or any balance after deducting outstanding fees and other amounts due, including any unsatisfied Membership Fee Obligations, to Member Company by bank transfer or other method that WeWork communicates to Member Company within thirty (30) days (or earlier if required by applicable law) after the later of (i) the termination or expiration of this Agreement and (ii) the date on which Member Company provides to WeWork all account information necessary for WeWork to make such payment. Return of the Service Retainer is also subject to Member Company’s complete performance of all its obligations under this Agreement, including full satisfaction of the Membership Fee Obligations and any additional obligations applicable following termination or expiration of this Agreement.

g.	Form of Payment. WeWork accepts payment solely by the methods WeWork communicates during the membership sign-up process or from time to time during the Term. Member Company is required to inform WeWork promptly of any changes to its payment information and shall maintain accurate or up-to-date payment information at all times during the Term. Failure to do so may result in suspension or termination of this Agreement. Changes in payment methods may result in changes in the service retainer amount.

h.	Outstanding Fees. When WeWork receives funds, WeWork will first apply funds to any balances which are in arrears (including any outstanding late fees) and to the earliest month due first. Once past balances are satisfied, any remaining portion of the funds will be applied to current fees due.

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i.	Credits; Overage Fees. Member Company may receive credits to use certain amenities as part of its Membership (as set forth in the Membership Details Form) and may have the option to purchase additional credits for a fee. Credits may not be rolled over from month to month. If the allocated credit amounts are exceeded, Member Company will be responsible for paying fees for such overages. The current overage fee schedule is listed on our website at https://help.wework.com/s/article/en-us- articles-360001230243--What-are-the-additional-fees-for-reservation-credits-printing-etc and is subject to change from time to time at our sole discretion.

5.	INTELLECTUAL PROPERTY; MARKETING

a.	WeWork Intellectual Property. Member Company shall not take, copy or use for any purpose (i) “WEWORK”, “WE”, or any of our other business names, trademarks, service marks, logos, designs, copyrights, patents, trade secrets, trade dress, marketing materials, confidential or proprietary information, other identifiers or any other WeWork intellectual property (“Intellectual Property”); (ii) any derivations, modifications or similar versions of the same; or (iii) any photographs or illustrations of any portion of a Premises, for any purpose, including competitive purposes, without WeWork’s prior consent, provided that during the Term of this Agreement, Member Company may use “WEWORK” to accurately identify an address or office location. Member Company acknowledges that WeWork owns all right, title and interest in and to its Intellectual Property. Member Company may not file for ownership rights of any of the Intellectual Property with any governmental authority or use the Intellectual Property in any manner (other than as may be otherwise expressly permitted herein), including advertising, domain names, social media handles, or any form of media invented in the future. Member Company may not, directly or indirectly, interfere with or object to, in any manner, WeWork’s ownership rights or the use of the Intellectual Property or engage in any conduct that is likely to cause confusion between WeWork and Member Company, without WeWork’s prior consent. Additionally, Member Company shall not take, copy, use, or disclose any information or intellectual property belonging to other member companies or their members or guests, including without limitation any confidential or proprietary information, personal names, likenesses, voices, business names, trademarks, service marks, logos, trade dress, other identifiers or other intellectual property, or modified or altered versions of the same.

b.	Member Company Intellectual Property. Member Company consents to WeWork’s limited use of the Member Company name and logo in connection with marketing and promotional activities, including, but not limited to, case studies; digital media, such as wework.com; brochures; pitch decks; testimonials; and posting on social media platforms. Member Company has full authority and right to provide the consent set forth herein. Member Company may terminate this consent at any time upon thirty (30) days’ prior notice. Member Company may from time to time, at its option, provide WeWork with Member Company intellectual property or other materials for marketing or promotional use (“Member Company Materials”). Member Company represents and warrants that it owns all Member Company Materials, that the Member Company Materials do not violate any third-party intellectual property rights and that Member Company otherwise has the right to provide the Member Company Materials to WeWork for such marketing or promotional use.

c.	Joint Marketing. The parties agree to use commercially reasonable efforts to coordinate a meeting with their respective Brand, Public Relations and/or Marketing teams to explore mutual marketing, publicity and promotional content related to this membership.

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6.	TECHNOLOGY AND DATA PRIVACY

a.	Software Installation; Use of WeWork Platforms and Portals. To the extent any Member Party requests technology assistance from any WeWork Party, WeWork will not be responsible for any damage to a Member Party’s equipment. Additionally, during the Term, Member Company may have access to certain platforms, apps, or portals as part of the Membership. To the extent such platforms, apps, or portals have their own terms of use, such terms shall govern use of the applicable system. For those without terms of use, such platforms, apps, or portals shall be provided to Member Company “as- is”, and without any representations or warranties.

b.	Member Company Network Connection. WeWork may allow Member Company to take additional actions with respect to the network connection, including installing a private wired network and/or firewall device for Member Company’s exclusive access and use, or broadcasting its own Wi-Fi signal using the WeWork network, in each case, subject to WeWork’s prior written approval, coordination with WeWork’s IT team, and payment of applicable fees. At the end of the Term, Member Company will be responsible for removal of any Member Company-added IT equipment. In the event that any Member Company usage of the WeWork network connection negatively impacts WeWork’s network and/or any other WeWork members, Member Company agrees to cooperate with WeWork to resolve the issue, including by making modifications to Member Company’s IT equipment or usage or the network connection, as may be necessary.

c.	Privacy. WeWork collects, uses, shares and otherwise processes Personal Data in connection with this Agreement as described in WeWork’s Global Privacy Policy (https://www.wework.com/legal/global- privacy-policy) and in accordance with applicable data protection law. Where Company shares Personal Data with WeWork (including through updating the Member List), Company shall be solely responsible for ensuring: (i) the legality of the processing of Personal Data, including the means by which the Personal Data was collected, (ii) that Company has, and shall continue to have, the right to disclose the Personal Data to WeWork, and, (iii) that Company’s disclosure of Personal Data to WeWork is carried out in accordance with applicable law and with an adequate legal basis, including any applicable notices supplied to (and consents, if any, obtained from) the relevant data subjects.

7.	TERM AND TERMINATION

a.	Term. This Agreement is effective and binding as of the Effective Date and shall remain in full force and effect during the Term, provided that WeWork has no obligations to provide the Services until the later of (i) the date on which payment of the applicable Service Retainer, Set-Up Fee, and first month’s Membership Fee has been received by WeWork, or (ii) the Start Date. After the Commitment Term, the Agreement shall be automatically extended for successive one-month terms (each, a “Rollover Renewal Term”) on the same terms and conditions set forth herein, unless and terminated in accordance with the terms of this Agreement.

b.	Services Start Date; Move In/Move Out. WeWork shall begin providing the Services on the later of (i) the date WeWork received payment of the applicable Service Retainer, Set-Up Fee, and first month’s Membership Fee, or (ii) the Start Date. Member Company will be permitted to move into the Office Space either on the Start Date (if a Regular Business Day) or the first Regular Business Day thereafter, at such time of day as set by the Main Premises. At the end of the Term, Member Company must move out no later than the last Regular Business Day of the month in which the Term ends and by such time as set by the Main Premises.

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c.	No Termination by Member Company during the Commitment Term. Prior to the last day of the Commitment Term, this Agreement may not be terminated by Member Company in whole or in part, including that Member Company may not terminate individual office space(s) within the Office Space or downgrade the Office Space (i.e. transfer to an office space with a lower Capacity). Any such purported termination by Member Company between the Effective Date and to the last day of the Commitment Term shall not be effective and shall constitute a breach of a condition of this Agreement by Member Company. In the event that WeWork terminates the Agreement on the basis of such purported termination and breach by Member Company, the parties agree that the damages to WeWork would be difficult or impossible to ascertain, and that the only way to truly compensate for such loss would be for Member Company to pay to WeWork an amount equal to (i) the Membership Fee Obligations, plus any other payment obligations due by Member Company to WeWork for the remainder of the Term, (ii) any amounts expended by WeWork at Member Company’s request to prepare or modify the Office Space for Member Company’s use, including with respect to IT/AV/Security installations and any related restoration costs, and any amounts required to restore the Office Space to its original design and layout before any modification for Member Company (if applicable), and (iii) any reimbursement of fees paid by WeWork to a broker in accordance with the terms of this Agreement (collectively, the “Termination Fee”). The Termination Fee shall be due within thirty (30) days after WeWork provides written notice that the Termination Fee is due. The parties agree that the Termination Fee shall constitute liquidated damages and not a penalty because, among other reasons, (i) the Termination Fee is a reasonable approximation by the parties of the actual damages likely to be sustained by WeWork in the event of a termination under this section, and (ii) given WeWork’s business model and type of services offered, the execution of an agreement with another member company would not adequately compensate WeWork for its loss of the value of this Agreement. The Service Retainer shall be applied to set off such Termination Fee, and WeWork reserves the right to pursue additional rights, claims, or remedies in its discretion.

d.	Termination by Member Company at the end of the Commitment Term or during any Rollover Renewal Term. In order for the Member Company to terminate this Agreement (in whole or in part, including any termination of individual office space(s) within the Office Space or downgrades in the Office Space) effective as of the last day of the Commitment Term or during any Rollover Renewal Term, Member Company is required to serve WeWork advance notice of such termination in accordance with the Notice Period set out in the Membership Details Form (the “Termination Notice”). After the provision of such Termination Notice, the termination will be effective and the monthly Membership Fee shall cease to accrue on the later of (i) the last Regular Business Day of the calendar month at the end of the Notice Period; and (ii) the last day of the Commitment Term. If Member Company does not serve the Termination Notice, the Agreement shall be automatically extended into a Rollover Renewal Term as set forth in Section 7(a) until Member Company does serve the appropriate Termination Notice.

e.	Termination or Suspension by WeWork. WeWork may withhold Services or immediately terminate this Agreement: (i) upon breach of this Agreement by Member Company or any Member which has not been remedied within ten (10) days of receipt of a notice from WeWork of such breach; (ii) if any outstanding fees are still due after WeWork provides notice to Member Company which have not been paid within ten (10) days of receipt of a notice from WeWork; (iii) if Member Company or any of its Members fail to comply with the terms and conditions of the WeWork Member Platform Terms of Use, the Account Central Terms of Use, the WeWork Data Connection & Internet Access ToS, the Add-Ons Terms (if applicable), or any other policies or instructions provided by WeWork or applicable to Member Company; (iv) in connection with the termination, expiration or material loss of WeWork’s rights in the Premises; or (v) at any other time, when WeWork, in its sole discretion, sees fit to do so. In the event of termination pursuant to Section 7(e)(i)-(iii), WeWork shall be entitled to the Termination Fee described in Section 7(c). The Termination Fee shall be due within thirty (30) days after WeWork provides written notice that the Termination Fee is due, and the parties agree that the Termination Fee shall constitute liquidated damages and not a penalty for the same reasons as described in Section 7(c).

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In the event of termination pursuant to Section 7(e)(iv)-(v), WeWork shall be immediately entitled to any amounts due and outstanding hereunder.

An individual Member will no longer receive the Services and is no longer authorized to access the Premises upon the earlier of (x) the termination or expiration of this Agreement, (y) Member Company’s removal of such Member from the Member List, or (z) WeWork’s notice to Member Company that such Member has breached this Agreement and is no longer permitted to utilize the Services. WeWork may withhold or terminate Services of individual Members for any of the foregoing reasons; in such circumstances this Agreement will continue in full force and effect to the exclusion of the relevant Member.

f.	Removal of Property; Mail after Termination. Prior to the termination or expiration of this Agreement, Member Company will remove all Member Company property from the Office Space and Premises, including any property of its Members or guests. After providing Member Company with reasonable notice, WeWork will be entitled to dispose of any property remaining in or on the Office Space or Premises after the termination or expiration of this Agreement and will not have any obligation to store such property; notwithstanding the foregoing, Member Company shall be responsible for paying any fees reasonably incurred by WeWork in connection with any removal, handling, or storage of any Member Company property. Member Company hereby waives any claims or demands regarding such property or the handling or disposal of such property. WeWork shall have no implied obligations as a bailee or custodian, and Member Company hereby indemnifies WeWork and agrees to keep WeWork indemnified in respect of any claims of any third parties related to such property. Following the termination or expiration of this Agreement, WeWork will not forward or hold mail or other packages delivered to Member Company.

g.	Survival. Sections 1, 3(h), 3(i), 4 (to the extent any payments remain outstanding), 7(c), 7(f), 9, 10, and 13, and all other provisions of this Agreement reasonably expected to survive the termination or expiration of this Agreement will do so.

8.	DISCLAIMERS

a.	Video Surveillance. For security reasons, WeWork may, but has no obligation to, regularly record certain areas in the Premises via video, provided that such areas will not include the Office Space (except for portions of the periphery of the Office Space that may be incidentally captured by the recordings).

b.	Mail and Packages. To the extent WeWork provides mail and package services as part of this Agreement, WeWork shall not be liable for any mail or packages received without a WeWork employee’s signature indicating acceptance. Member Company shall not use our mail and deliveries services for fraudulent or unlawful purposes, and WeWork shall not be liable for any such use. Provision of mail and package services is subject to Member Company providing us with all information and documents that we may request from time to time in order to comply with applicable Anti-Money Laundering Laws.

c.	Other Members. WeWork does not control and is not responsible for the actions of other member companies, members, or either’s employees, agents, guests and invitees. Member Company agrees that if a dispute arises between member companies, members or either’s employees, agents, guests and invitees, WeWork shall have no responsibility or obligation to participate, mediate or indemnify any party.

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9.	INDEMNIFICATION

a.	Indemnification. Member Company shall indemnify WeWork from and against any and all third-party claims, liabilities, and expenses, including reasonable attorneys’ fees (“Claims”), resulting from any material breach of this Agreement or negligent acts or omissions of the Member Parties, except to the extent a Claim results from the negligence, willful misconduct, or fraud of WeWork or any of WeWork’s affiliates, parents, and successors or either’s employees, assignees, officers, agents and directors (the “WeWork Parties”). WeWork shall indemnify Member Company from and against any and all Claims resulting from any material breach of this Agreement or negligent acts or omissions of the WeWork Parties, except to the extent a Claim results from the negligence, willful misconduct, or fraud of any of Member Company, its Members, or either’s employees, agents, guests and invitees (the “Member Parties”). For any claim of indemnification under this Agreement, (i) the indemnified party shall promptly give written notice to the indemnifying party, (ii) WeWork (whether it is the indemnifying or the indemnified party) shall have sole control and authority to defend, settle or compromise such claim, provided that WeWork shall not make any admission of liability or settle such claim without the prior written consent of Member Company, and (iii) the Member Company shall not make any admission of liability or compromise in relation to the claim.

10.	LIMITATION OF LIABILITY

a.	Waiver of Claims. To the extent permitted by law, Member Company, on its own behalf and on behalf of the Member Parties, waive any and all claims and rights against the WeWork Parties and WeWork’s landlords at the Premises resulting from injury or damage to, or destruction, theft, or loss of, any property, person or pet, except to the extent caused by the gross negligence, willful misconduct or fraud of the WeWork Parties.

b.	Limitation of Liability. To the extent permitted by law, the aggregate monetary liability of any of the WeWork Parties to the Member Parties for any reason and for all causes of action, will not exceed the lesser of (i) the aggregate amount of Membership Fees paid or payable to WeWork in the first twelve (12) months of the Term, and (ii) the aggregate amount of Membership Fees paid or payable under this Agreement. None of the WeWork Parties will be liable under any cause of action, for any indirect, special, incidental, consequential, reliance or punitive damages, or any loss of profits or business interruption. Member Company (on its own behalf and on behalf of the Member Parties) and WeWork (on its own behalf and on behalf of the WeWork Parties) each acknowledge and agree that no such parties may commence any action or proceeding against the other or any of the WeWork or Member Parties, as applicable, whether in contract, tort, or otherwise, unless the action, suit, or proceeding is commenced within one (1) year of the cause of action’s accrual. Notwithstanding anything contained in this Agreement, Member Company and WeWork each agree that they shall not commence any action or proceeding for amounts due or the performance of any obligations in connection with this Agreement against any person or entity other than the Member Company or WeWork entities set forth in the Membership Details Form and the assets of such entity.

c.	Extraordinary Events. WeWork will not be liable for, and will not be considered in default or breach of this Agreement on account of, any delay or failure to perform arising out of or caused by, directly or indirectly, forces that are beyond WeWork’s reasonable control, including, without limitation: any delays or changes in construction of, or WeWork’s ability to procure any space in, any Premises; any conditions under the control of WeWork’s landlord at the applicable Premises; acts or orders of Government; acts of God; epidemics or pandemics; or public health emergencies.

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11.	INSURANCE

a.	Insurance. At all times during the Term and for any other periods of time Member Company is being provided the Services, Member Company is responsible for maintaining, at its own expense, insurance in the amounts and form set forth in the applicable Local Terms and Conditions, attached hereto, or, if the Local Terms and Conditions contain no such specific insurance requirements, (i) contents insurance; (ii) commercial general liability insurance; and (iii) any other appropriate insurance policies, in a form and amount appropriate to its business to cover Member Company and Members’ business and personal property, property loss and/or damage to Member Company and its Members, injury to the Member Parties and third parties, and prevention of or denial of use of or access to, all or part of the Premises, or the equivalent insurance type(s) in the applicable jurisdiction. In addition, Member Company is responsible for maintaining, at its own expense and at all times during the Term, workers’ compensation insurance providing statutory benefits in accordance with the law and employer’s liability in an amount appropriate to its business. Member Company will ensure that WeWork and the Landlord shall each be named as additional insureds on its commercial general liability policy and that all insurance policies shall include a clause stating that the insurer waives all rights of recovery, under subrogation or otherwise, Member Company may have against WeWork and the Landlord. Member Company shall provide proof of insurance upon request.

WeWork shall be responsible for maintaining, at its own expense and at all times during the Term, personal property insurance and commercial general liability insurance covering WeWork for property loss and damage, injury to WeWork employees, and prevention of or denial of use of or access to, all or part of the Premises, in form and amount appropriate to the WeWork business.

12.	COMPLIANCE WITH LAWS

a.	Compliance with Laws. Each party hereby represents and warrants that at all times such party (and for the Member Company, its Members), has conducted and will conduct their operations in accordance with all applicable laws. Member Company is responsible for compliance with any applicable regulations and rules relating to worker protection, workplace regulations and associated assessments, and WeWork shall have no liability in this respect. WeWork shall be entitled to request such documents and evidence as WeWork shall reasonably require, based on applicable law and regulations and/or WeWork’s own internal guidelines at any time while the Agreement is in force.

b.	Sanctions. Each party hereby represents and warrants that neither it nor any of its Associated Persons, nor any of its directors or officers, nor its intermediate or ultimate beneficial owners with a 10% or greater stake is (i) a Restricted Party, (ii) engaging or has engaged in any transaction or conduct, that could result in it becoming a Restricted Party, or (iii) engaging or will engage in any activity or in any transaction which could cause or does cause the other party to this Agreement to be in breach of Sanctions.

c.	Anti-Money Laundering. Member Company warrants that it will, and will use its best efforts to ensure that any of its Associated Persons will, (i) conduct operations ethically and in accordance with all applicable laws, including local anti-money laundering laws, and (ii) only use funds to comply with obligations under this Agreement that derive from legal sources, as defined under local anti-money laundering laws.

d.	Anti-Corruption Laws. WeWork is obliged to comply with all local laws in all the countries in which it operates, including local anti-bribery and corruption (“ABC”) laws, including the Foreign Corrupt Practices Act 1977 (“FCPA”) and the UK Bribery Act 2010 (“UKBA”) laws. Each party warrants, to the best of its knowledge and belief, that in performing services and/or its obligations under this Agreement, neither it nor its Associated Persons has engaged in and will not engage in, whether directly or indirectly, conduct that would breach the local ABC in force where WeWork operates; and specifically has not and will not, directly or indirectly (i) offer, pay, give, promise, accept or authorize the payment of any money, gift, advantage or other thing of value (whether monetary or not) to any person, commercial party, company or Government Official in order to (a) reward or influence them to act, decide to or omit to act in a particular way in violation of their duty or (b) improperly secure business or an advantage in the course of business; and (ii) prepare, approve or execute any contract, agreement or other document or instrument, or make any record of any kind, that it knows or has reason to know, is false, inaccurate or incomplete. “Government Official” means any individual holding a legislative, administrative or judicial position of any kind, whether appointed or elected, or exercises a public function, or is an official of a public international organization.

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13.	GENERAL

a.	Nature of the Agreement; Relationship of the Parties. This Agreement is a commercial contract for the provision of services. As such, the parties agree that WeWork reserves certain rights beyond those already afforded to WeWork herein, including rights typically afforded to a party providing services under such contracts, which include: (i) the right to alter the Office Space or otherwise modify the Services, (ii) the right to relocate the Office Space; and (iii) any other rights necessary for WeWork to perform its obligations under the Agreement. The whole of the Premises and Office Space remains WeWork’s property or property of the landlord, and in WeWork’s possession and control. MEMBER COMPANY AND WEWORK AGREE THAT THIS RELATIONSHIP IS NOT THAT OF LANDLORD-TENANT OR LESSOR-LESSEE, AND THIS AGREEMENT IN NO WAY SHALL BE CONSTRUED AS TO GRANT MEMBER COMPANY OR ANY MEMBER ANY TITLE, EASEMENT, LIEN, POSSESSION OR RELATED RIGHTS IN WEWORK’S BUSINESS, THE PREMISES, THE OFFICE SPACE OR ANYTHING CONTAINED IN OR ON THE PREMISES OR OFFICE SPACE. MEMBER COMPANY AGREES THAT THIS AGREEMENT CREATES NO TENANCY INTEREST, LEASEHOLD ESTATE, OR OTHER REAL PROPERTY INTEREST. TO THE MAXIMUM EXTENT PERMITTED BY LAW, MEMBER COMPANY SHALL NOT SEEK TO RELY ON OR INVOKE PROTECTIONS AVAILABLE TO TENANTS UNDER APPLICABLE LAW, STATUTE, OR OTHERWISE. The parties hereto shall each be independent contractors in the performance of their obligations under this Agreement, and this Agreement shall not be deemed to create a fiduciary or agency relationship, or partnership or joint venture, for any purpose. Member Company acknowledges and agrees that Member Company is entering into this Agreement for the purposes of and in the course of its trade, business and/or profession, and not as a consumer. Neither party will in any way misrepresent this relationship.

b.	Opportunity to Consult Counsel. Each party hereto acknowledges and agrees that (i) it has had sufficient opportunity to consult independent legal counsel, accountants, tax, and other advisors of its own choosing concerning the provisions of this Agreement, (ii) it fully understands all of the terms and conditions hereof and its rights and obligations hereunder, and (iii) it entered into this Agreement intending to be legally bound. Each party hereto is relying solely upon the advice of its own independent counsel, accountants and other advisors and is not relying in any manner or way on the advice or counsel of the other party’s counsel, accountants, or other advisors.

c.	Updates to the Agreement. WeWork will provide notice of any changes to Services, fees, or other updates via email. It is the Member Company’s responsibility to read such emails and to ensure its Members are aware of any changes, regardless of whether we notify such Members directly. WeWork may from time to time update our policies or procedures, and will provide notice to Member Comp provided that any updates to the Membership Fee shall be dictated by Section 4, above. Continued use of the Services following thirty (30) days from WeWork’s provision of notice will constitute acceptance of the new terms.

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d.	Waiver. Neither party shall be deemed by any act or omission to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by the waiving party.

e.	Subordination. This Agreement is subject and subordinate to WeWork’s Lease and to any supplemental documentation and to any other agreements to which WeWork’s Lease is subject to or subordinate. However, the foregoing does not imply any sublease or other similar relationship involving an interest in real property.

f.	Severable Provisions. Each provision of this Agreement shall be considered severable. To the extent that any provision of this Agreement is prohibited, unenforceable, or otherwise limited, this Agreement shall be considered amended to the smallest degree possible in order to make the Agreement effective under applicable law.

g.	Notices. Any and all notices under this Agreement will be given via email and will be effective on the first business day after being sent. All notices will be sent via email to the email addresses specified on the Membership Details Form, except as otherwise provided in this Agreement. WeWork may send notices to either (or both) the Primary Member or the Authorized Signatory, as WeWork determines in its reasonable discretion. Notices related to the physical Office Space, Premises, Members, other member companies or other issues in the Premises should be sent by the Primary Member. Notices related to this Agreement or the business relationship between Member Company and WeWork should be sent by its Authorized Signatory. In the event that WeWork receives multiple notices from different individuals within the Member Company containing inconsistent instructions, the Authorized Signatory’s notice will control unless WeWork decides otherwise in WeWork’s reasonable discretion.

h.	Headings; Interpretation. The headings in this Agreement are for convenience only and are not to be used to interpret or construe any provision of this Agreement. Any use of “including,” “for example” or “such as” in this Agreement shall be read as being followed by “without limitation” where appropriate. References to any times of day in this Agreement refer to the time of day in the Office Space’s time zone.

i.	No Assignment; No Resale. Except in connection with a merger, acquisition, corporate reorganization, or sale of all or substantially all of the shares or assets of Member Company or its parent corporation, Member Company may not transfer or otherwise assign any of its rights or obligations under this Agreement (including by operation of law) without WeWork’s prior consent. Unless expressly permitted by WeWork, resale of this Membership, in whole or in part, is prohibited. WeWork may assign this Agreement without Member Company’s consent.

j.	Counterparts and Electronic Signature. This Agreement may be executed in any number of counterparts by either handwritten or electronic signature (including by docusign), each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement, and each of which counterparts may be delivered by emailing the other party to this Agreement signed scanned document or electronically signed portable document format (pdf) version of the contract (as applicable). Each party agrees to the execution of this Agreement in this manner, and the parties acknowledge that execution in this manner creates a binding contract between the parties on the Effective Date.

k.	Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and shall not be changed in any manner except by a writing executed by both parties or as otherwise permitted herein. All prior agreements and understandings between the parties regarding the matters described herein have merged into this Agreement.

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SCHEDULE 3

LOCAL TERMS AND CONDITIONS

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LOCAL TERMS AND CONDITIONS – UNITED STATES

All references to “Sections” or “Clauses” herein refer to the Sections and Clauses of the General Terms and Conditions. In the event of inconsistency between the General Terms and Conditions and these Local Terms and Conditions, these Local Terms and Conditions shall prevail.

1.	REGISTERED ADDRESS. The parties acknowledge that the registered address restrictions outlined in Section 3(h) are not applicable to Premises in the United States.

1.	ACH AUTHORIZATION. To the extent Member Company’s payment method is by ACH/direct debit, Member Company authorizes WeWork to initiate ACH transactions on a recurring basis for amounts owed pursuant to this Agreement. Such authorization will remain in full force and effect until Member Company either (i) changes their form of payment method or (ii) notifies WeWork in writing that Member Company revokes this authorization with seven (7) regular business days’ notice. Member Company is required to provide an appropriate form of payment at all times during the Term.

2.	ADDITIONAL INSURANCE TERMS. Member Company understands and acknowledges that if Member Company fails to obtain insurance in accordance with the terms of this Agreement, WeWork will suffer damages that are difficult to determine and accurately specify. Accordingly, if Member Company does not have the requisite commercial general liability insurance (the “Required CGL Insurance”) in place at any time during the Term, or if Member Company fails to provide proof of insurance as requested by WeWork, WeWork shall be entitled to charge Member Company a monthly surcharge equivalent to $15 multiplied by the Capacity of the Office Space per month (the “Missing Insurance Fee”) which shall be added to Member Company’s invoices and paid in accordance with the terms of this Agreement until Member Company provides WeWork with proof that it holds the Required CGL Insurance. The parties agree that the Missing Insurance Fee is a reasonable approximation of the actual loss likely to be suffered by WeWork in the event Member Company does not have the Required CGL insurance in place and does not constitute a penalty. For the avoidance of doubt, payment of the Missing Insurance Fee is not an alternative to Member Company procuring the Required CGL Insurance and/or complying with its other obligations pursuant to this Section of the Agreement. WeWork reserves the right to pursue additional rights, claims, or remedies in WeWork’s discretion.

3.	REGULAR BUSINESS HOURS. For Premises located in the United States, “Regular Business Hours” shall generally mean 8:00 am to 5:00 pm on Regular Business Days.

4.	DISPUTE RESOLUTION.

a.	Governing Law. This Agreement and the transactions contemplated hereby shall be governed by and construed under the law of the State of New York, U.S.A. and the United States without regard to conflicts of laws provisions thereof and without regard to the United Nations Convention on Contracts for the International Sale of Goods.

b.	Venue. Except that either party may seek equitable or similar relief from any court of competent jurisdiction, any dispute, controversy or claim arising out of or in relation to this Agreement, or at law, or the breach, termination or invalidity of this Agreement, that cannot be settled amicably by agreement of the parties to this Agreement shall be finally settled in accordance with the arbitration rules of JAMS then in force, by one or more arbitrators appointed in accordance with said rules. The place of arbitration shall be New York, New York, U.S.A.

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c.	Proceedings; Judgment. The proceedings shall be confidential and in English. The award rendered shall be final and binding on both parties. Judgment on the award may be entered in any court of competent jurisdiction. In any action, suit or proceeding to enforce rights under this Agreement, the prevailing party shall be entitled to recover, in addition to any other relief awarded, the prevailing party’s reasonable attorneys’ fees and other fees, costs and expenses of every kind in connection with the action, suit or proceeding, any appeal or petition for review, the collection of any award or the enforcement of any order, as determined by the arbitrator(s) or court, as applicable. This Agreement shall be interpreted and construed in the English language, which is the language of the official text of this Agreement.

d.	Class Action Waiver. Any proceeding to resolve or litigate any dispute in any forum will be conducted solely on an individual basis. Neither Member Company nor WeWork will seek to have any dispute heard as a class action or in any other proceeding in which either party acts or proposes to act in a representative capacity. No proceeding will be combined with another without the prior written consent of all parties to all affected proceedings. Member Company also agrees not to participate in claims brought in a private attorney general or representative capacity, or any consolidated claims involving another person’s account, if we are a party to the proceeding. MEMBER COMPANY IS GIVING UP ITS RIGHT TO PARTICIPATE AS A CLASS REPRESENTATIVE OR CLASS MEMBER ON ANY CLASS CLAIM IT MAY HAVE AGAINST WEWORK INCLUDING ANY RIGHT TO CLASS ARBITRATION OR ANY CONSOLIDATION OF INDIVIDUAL ARBITRATIONS.

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